EXHIBIT 10(a)

(Date)

(Name)
(Company Name)

Dear (Name):

        This will confirm your designation as a participant in the (Company Name) Executive Incentive Plan for (Year). The Plan is the same as was in effect in (Year).

        Your Performance Goals for (Year) will be consolidated net sales of $________ (weighted 25%), consolidated net earnings (or consolidated pretax earnings) of $__________(weighted 50%), and pretax return on net assets of _____% (weighted 25%). Your Bonus Percentage for (Year) will be _____% of your base salary in effect as of March 1, (Year). The Committee has established a maximum bonus of _____% of target and a minimum bonus of ______% of target.

        If you have any questions about the Plan, please call me.

Cordially,